Exhibit 99.3

The Midland Company

Supplemental Financial Information by Segment

Financial Highlights

(all amounts in 000’s except per share data)

	Three Months Ended Mar. 31
	2007	2006	%
Income Statement Data
Insurance Revenue	$197,207	$175,151	12.6%
Transportation Revenue	12,791	11,781	8.6%

Total Revenue	$209,998	$186,932	12.3%

Net Income	$23,761	$22,435
Balance Sheet Data
Cash & Invested Assets	$1,037,339	$944,076	9.9%
Total Assets	$1,572,537	$1,408,591	11.6%
Total Debt	$98,742	$99,422	-0.7%
Shareholders’ Equity	$597,145	$506,742	17.8%
Common Shares Outstanding	19,306	19,040
Per Share Data
Net Income (Diluted)	$1.20	$1.15
Dividends Declared	$0.10000	$0.06125	63.3%
Market Value	$42.42	$34.98	21.3%
Book Value	$30.93	$26.61	16.2%
AMIG’s Property and Casualty Operations
Direct and Assumed Written Premiums	$205,381	$175,108	17.3%
Net Written Premium	$176,250	$152,544	15.5%
Combined Ratio Before Catastrophes	89.4%	85.9%
Catastrophe Effects on Combined Ratio	1.9%	2.9%
Combined Ratio	91.3%	88.8%

Overview of Premium Volume

	Three Months Ended Mar. 31, 2007
Business Segment	Gross Written Premium	Net Written Premium	Net Earned Premium
Residential Property	$110.5	$95.1	$94.8
Recreational Casualty	21.6	21.2	22.9
Financial Institutions	48.8	45.5	40.9
All Other Insurance	38.3	19.7	21.3

Total	$219.2	$181.5	$179.9

Residential Property

(all amounts in 000’s)

	Three Months Ended Mar. 31
	2007	2006	%
Direct and Assumed Written Premiums	$110,534	$105,068	5.2%
Net Written Premiums	$95,101	$96,023	-1.0%
Net Earned Premium	$94,783	$94,747	0.0%
Service Fees	1,511	1,553	-2.7%

Total Revenues	$96,294	$96,300	0.0%
Pre-Tax Income (Loss)	$13,112	$14,433

Recreational Casualty

(all amounts in 000’s)

	Three Months Ended Mar. 31
	2007	2006	%
Direct and Assumed Written Premiums	$21,565	$21,105	2.2%
Net Written Premiums	$21,154	$20,719	2.1%
Net Earned Premium	$22,899	$24,236	-5.5%
Service Fees	441	444	-0.7%

Total Revenues	$23,340	$24,680	-5.4%
Pre-Tax Income (Loss)	$4,142	$6,468

Financial Institutions

(all amounts in 000’s)

	Three Months Ended Mar. 31
	2007	2006	%
Direct and Assumed Written Premiums	$48,821	$23,970	103.7%
Net Written Premiums	$45,550	$21,108	115.8%
Net Earned Premium	$40,968	$21,983	86.4%
Pre-Tax Income (Loss)	$5,050	$1,181

All Other Insurance

(all amounts in 000’s)

	Three Months Ended Mar. 31
	2007	2006	%
Direct and Assumed Written Premiums	$38,286	$34,286	11.7%
Net Written Premiums	$19,706	$16,842	17.0%
Net Earned Premium	$21,296	$18,263	16.6%
Agency Revenues	1,663	1,176	41.4%
Service Fees	—	2	-100.0%

Total Revenues	$22,959	$19,441	18.1%
Pre-Tax Income (Loss)	$7,158	$6,984